                                                                       EXHIBIT 2

                          NORTHGATE EXPLORATION LIMITED

                         2050 - 1055 West Georgia Street
                           Vancouver, British Columbia
                                     V6E 3R5


                              INFORMATION CIRCULAR
                              as at March 17, 2003


     THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF NORTHGATE EXPLORATION LIMITED (THE "CORPORATION") FOR USE AT THE ANNUAL AND EXTRAORDINARY GENERAL MEETING (THE "MEETING") OF ITS SHAREHOLDERS TO BE HELD ON MAY 9, 2003, AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING AND AT ANY ADJOURNMENT THEREOF. Pursuant to section 111 of the Company Act (British Columbia), advance notice of the Meeting was published in the Vancouver Sun newspaper on March 26, 2003. Unless otherwise noted, information in this Information Circular is given as at March 17, 2003.


                             SOLICITATION OF PROXIES

     The solicitation of proxies will be primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Corporation. All costs of this solicitation will be borne by the Corporation. These officers and employees will receive no compensation other than their regular salaries but will be reimbursed for their reasonable expenses, which it is expected will not exceed $1,000 in the aggregate.


                      APPOINTMENT AND REVOCATION OF PROXIES

     The individuals named in the accompanying form of proxy are the Chairman of the Board and a director of the Corporation and the President and Chief Executive Officer and a director of the Corporation. A SHAREHOLDER ELIGIBLE TO VOTE AT THE MEETING HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, TO ATTEND AND ACT FOR THE SHAREHOLDER AND VOTE ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN EITHER OF THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY, AND MAY DO SO EITHER BY INSERTING THE NAME OF THAT OTHER PERSON IN THE BLANK SPACE PROVIDED IN THE ACCOMPANYING FORM OF PROXY OR BY COMPLETING ANOTHER SUITABLE FORM OF PROXY.

     Shareholders are requested to date, sign and return the accompanying form of proxy for use at the Meeting if they are not able to attend the Meeting personally. To be effective, forms of proxy must be received by the Corporation's registrar and transfer agent, Computershare Trust Company of Canada, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting (namely, by 10:00 a.m., Toronto time, on May 7, 2003) or any adjournment thereof at which the proxy is to be used. Proxies delivered by regular mail should be addressed to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1. Proxies delivered by facsimile must be sent to Computershare Trust Company of Canada, Attention:
Proxy Department, at (416) 263-9524 or toll free 1-866-249-7775.

     A shareholder who has given a proxy may revoke it by an instrument in writing duly executed and delivered either to Computershare Trust Company of Canada or to the registered office of the Corporation at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or of any reconvening thereof, or in any other manner provided by law. A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.


                             EXERCISE OF DISCRETION

     The nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder on any ballot that may be called for. The proxy will confer discretionary authority on the nominees named therein with respect to:

     (a) each matter or group of matters identified therein for which a choice is not specified, other than the election of directors and the appointment of the auditors; and

     (b) any other matter, including amendments to any of the foregoing, as may properly come before the Meeting or any adjournment thereof.

     IN RESPECT OF A MATTER FOR WHICH A CHOICE IS NOT SPECIFIED IN THE PROXY, OR UNLESS OTHERWISE PROVIDED FOR IN THE PROXY, THE NOMINEES NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE SHARES REPRESENTED BY THE PROXY FOR THE APPROVAL OF SUCH MATTER.

     As of the date of this Information Circular, management of the Corporation knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each nominee intends to vote thereon in accordance with the nominee's best judgment.


          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     As at March 17, 2003, there were 198,459,615 common shares issued and outstanding, each carrying the right to one vote at a meeting of the shareholders of the Corporation. Two individuals present in person, each being a shareholder entitled to vote thereat or being a duly appointed proxy for an absent shareholder so entitled, and holding or representing by proxy in the aggregate at least 30% of the shares entitled to vote thereat, shall constitute a quorum.

     Only shareholders of record at the close of business on April 2, 2003, who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above, will be entitled to vote or to have their shares voted at the Meeting. Provided that to the extent that a shareholder transfers the ownership of any of its shares after the record date and the transferee of those shares establishes that it owns such shares and demands not later than 10 days before the Meeting that its name be included in the shareholders' list prepared in respect of the Meeting, such transferee is entitled to vote such shares at the Meeting.

     To the knowledge of the directors and senior officers of the Corporation, the only persons or companies who, as of March 17, 2003, beneficially owned, directly or indirectly, or exercised control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation are as follows:


                                                                            PERCENTAGE OF
NAME                                    NUMBER OF COMMON SHARES       OUTSTANDING COMMON SHARES
----                                    -----------------------       -------------------------
B.C. Pacific Capital Corporation(1)          82,540,071(2)                     41.59%

(1) Terrence A. Lyons is the President of B.C. Pacific Capital Corporation, a company which owns, directly or indirectly, or exercises control or direction over, 82,540,071 common shares of the Corporation. Brascan Financial Corporation controls 36% of the common shares of B.C. Pacific Capital Corporation and 48.5% of the voting common shares of Royal Oak Ventures Inc. Royal Oak Ventures Inc. owns 7,186,000 common shares of the Corporation.

(2) Includes 68,610,726 common shares directly owned by B.C. Pacific Capital Corporation and 13,929,345 common shares indirectly owned through Westfield Minerals Limited, which is 100% owned by B.C. Pacific Capital Corporation. B.C. Pacific Capital Corporation also owns 6,220,198 common share purchase warrants of the Corporation, which are exercisable at a price of $3.00 per share up to December 28, 2006.


                              ELECTION OF DIRECTORS

     The size of the board of directors is currently determined at six. The board proposes that the number of directors be increased to eight. Therefore, the shareholders are being asked to consider and, if thought advisable, to pass at the Meeting an ordinary resolution in the form set out in Schedule A attached hereto.

     At the Meeting, shareholders will be asked to elect eight directors to succeed the present directors whose term of office will expire at the conclusion of the Meeting. Each director elected will hold office until the conclusion of the next annual general meeting of the Corporation at which a director is elected, unless the director's office is earlier vacated in accordance with the Articles of the Corporation or the provisions of the Company Act (British Columbia).

     The following table sets out the names of management's nominees for election as directors, all offices in the Corporation each nominee now holds, the date of initial appointment of each nominee as a director of the Corporation, the number of common shares beneficially owned by each nominee, directly or indirectly, or over which control or direction is exercised by such nominee, as at March 17, 2003, and each nominee's principal occupation, business or employment.

NAME, MUNICIPALITY OF                     YEAR OF                 NUMBER OF          PRINCIPAL OCCUPATION
RESIDENCE AND OFFICE HELD         APPOINTMENT AS DIRECTOR       COMMON SHARES          OR EMPLOYMENT(1)
-------------------------         -----------------------       -------------      ---------------------------
G. Warren Armstrong(2)                        1982                     100         President and Director of
Toronto, Ontario                        (1958-1972)                                Coniagas Resources Ltd.
Director                                                                           (natural resources company)

C. William Daniel, O.C.                       2003                     Nil         Corporate Director and
Toronto, Ontario                                                                   Business Consultant
Director

Patrick D. Downey(2)                          1993                   2,500         Retired Executive
Freeport, Grand Bahamas
Director

NAME, MUNICIPALITY OF                     YEAR OF                 NUMBER OF          PRINCIPAL OCCUPATION
RESIDENCE AND OFFICE HELD         APPOINTMENT AS DIRECTOR       COMMON SHARES          OR EMPLOYMENT(1)
-------------------------         -----------------------       -------------      ---------------------------
J. Peter Gordon(3)                            2001                     Nil         Managing Partner of Brascan
Toronto, Ontario                                                                   Financial Corporation
Director                                                                           (financial services
                                                                                   corporation)

Keith C. Hendrick                             2003                     Nil         Retired Mining Company
Toronto, Ontario                                                                   Executive and Corporate
Director                                                                           Director

Terrence A. Lyons(3)(4)                       1993                  91,500         Chairman of the Board of the
Vancouver, British Columbia                                                        Corporation; President and
Chairman of the Board and a                                                        Managing Partner of
Director                                                                           B.C. Pacific Capital
                                                                                   Corporation (investment
                                                                                   company)

Sam J. B. Pollock(2)                          2001                     Nil         Managing Partner of Brascan
Oakville, Ontario                                                                  Financial Corporation
Director                                                                           (financial services
                                                                                   corporation)

Kenneth G. Stowe                              2001                  61,000         President and Chief Executive
Oakville, Ontario                                                                  Officer of the Corporation
President and Chief Executive
Officer and a Director


(1) The information as to principal occupation, business or employment and shares beneficially owned or controlled is not within the knowledge of management of the Corporation and has been furnished by the respective nominees.

(2)  Member of the Audit Committee.

(3)  Member of the Compensation and Corporate Governance Committee.

(4) Terrence A. Lyons is the President of B.C. Pacific Capital Corporation, a company which owns, directly or indirectly, or exercises control or direction over, 82,540,071 common shares of the Corporation.

     The following information sets forth the principal occupation for the last five years for C. William Daniel and Keith C. Hendrick who are being elected to the board of directors of the Corporation by the shareholders for the first time at the Meeting.

     William Daniel has been a Director of Andres Wines Ltd. since 1991 and has been a Director of Canfor Corporation since 1995.

     Keith Hendrick is a Director of the Templeton Growth Fund Limited.


                              CORPORATE GOVERNANCE

     The Toronto Stock Exchange (the "TSX") Committee on Corporate Governance in Canada issued a report dated December 1995 containing guidelines for effective corporate governance for Canadian corporations listed on the TSX (the "TSX Guidelines"). The TSX Guidelines have been adopted by the TSX and corporations listed on the TSX are now required to disclose their corporate governance practices and where those practices vary significantly from the TSX Guidelines, to state why. Corporations listed on the TSX are not required to comply in all respects with the guidelines set out in the TSX Guidelines as it is recognized that there is a wide range of corporations listed on the TSX and compliance by smaller corporations with all aspects of the guidelines would, in certain circumstances, be difficult or excessively expensive.

     The board of directors of the Corporation is currently comprised of six persons, four of whom are neither officers or employees of the Corporation, and, accordingly are independent of management. The members of the board of directors who are members of management are the President and Chief Executive Officer, Kenneth G. Stowe, and the Chairman of the Board, Terrence A. Lyons. Accordingly, a majority of directors are unrelated to management and the board of directors is thus in a position to monitor and evaluate management's activities and to act independently from management. The Corporation does not have a significant shareholder.

     The Corporation's board of directors is empowered by law to manage, or supervise the management of, the affairs and business of the Corporation. The board of directors does not engage in the day-to-day affairs of the Corporation. The board of directors performs its functions through quarterly and special meetings and has delegated certain of its responsibilities to those committees described below under "Committees of the Board of Directors". The planning process related to current operations, the acquisition and development of new business and the acquisition of companies which control properties or businesses which are of interest to the Corporation is important to a corporation the size of the Corporation. The board of directors is involved in this process. The planning process in respect of current operations is accomplished through a yearly budget review and approval process wherein the board of directors reviews an annual budget and quarterly progress reports which are presented by management. The planning process with respect to the acquisition of properties or other companies is carried out by the full board of directors reviewing proposals brought to it by management and directors. Outside consultants and professionals are engaged when required by the board of directors.

     The board of directors has delegated responsibility for communication with the public and the Corporation's shareholders to the Chief Executive Officer, Kenneth G. Stowe. Procedures are in place to ensure proper dissemination of news releases and that shareholders who request information about the Corporation receive it in a timely manner.

     The responsibility for monitoring the effectiveness of the Corporation's internal financial information systems has been delegated to the Corporation's Senior Vice-President and Chief Financial Officer, Jon A. Douglas; and the President and Chief Executive Officer, Kenneth G. Stowe, who report to the board of directors on a quarterly basis. The duty of monitoring the technical affairs of the Corporation falls to the President and Chief Executive Officer. The Chief Executive Officer is assisted by consultants as required.

     The board of directors does not have in place programs for succession of management and training of management as recommended by the TSX Guidelines. Due to the size of the Corporation, management personnel who are already trained are engaged as required to fill vacancies.

     The Corporation has a small management team, the performance of which is reviewed annually by the Corporation's Compensation and Corporate Governance Committee.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation does not have a standing nominating committee for directors nor does the Corporation have an ongoing process for the training or evaluation of performance of directors, each of which is recommended by the TSX Guidelines. The Corporation is a small sized corporation and the board is of the view that the responsibilities of the board of directors are being effectively carried out by the current directors.

     The Corporation's Audit Committee is comprised exclusively of non-management directors, two of whom are unrelated. The members of the Audit Committee are G. Warren Armstrong, Patrick D. Downey and Sam J.B. Pollock. The Audit Committee reviews the annual financial statements, the overall audit plan of the Corporation, its systems of internal accounting controls and the results of independent audits.

     The Corporation's Compensation and Corporate Governance Committee is comprised of the Chairman of the Board, Terrence A. Lyons, and one non-management director, J. Peter Gordon. The Compensation and Corporate Governance Committee determines the terms of employment, salaries and other remuneration of executive officers of the Corporation who are employed by the Corporation or its subsidiaries. In addition, the Compensation and Corporate Governance Committee periodically reviews the compensation paid to members of the board of directors and makes recommendations to the board.


                             APPOINTMENT OF AUDITORS

     KPMG LLP, Chartered Accountants, of Vancouver, British Columbia, will be nominated at the Meeting for reappointment as auditors of the Corporation at a remuneration to be fixed by the directors.


                         AMENDMENT TO STOCK OPTION PLAN

     The Corporation maintains a stock option plan (the "Stock Option Plan") for directors, officers and employees of the Corporation. The number of common shares that may be made subject to option under the Stock Option Plan is currently limited to 1,710,752. As of March 17, 2003, 16,252 common shares remain available for issuance under the Stock Option Plan.

     The Corporation proposes to increase the maximum number of common shares issuable under the Stock Option Plan by 8,000,000 common shares from 1,710,752 common shares to 9,710,752 common shares, which would represent 4.9% of the total number of issued and outstanding common shares of the Corporation as of March 17, 2003. Management believes that it is in the best interest of the Corporation to increase the number of options available for grant to the Corporation's directors, officers and employees in order to provide them with appropriate incentive and to further align their interests with those of the shareholders.

     The policies of the TSX allow corporations to amend their stock option plans to increase the number of shares reserved for issuance pursuant to the stock option plan up to 10% of the total issued and outstanding shares of a corporation without shareholder approval. However, because the majority of the shares to be allocated under the Stock Option Plan may be issuable to insiders of the Corporation, the policies of the TSX require that the amendment to the Stock Option Plan be approved by a majority of the votes cast by all shareholders at the Meeting.

     Shareholders will be asked to consider and, if thought advisable, to pass at the meeting, with or without modification, an ordinary resolution in the form set out in Schedule B attached hereto approving the amendment to the Stock Option Plan.


                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid in the Corporation's three most recently completed financial years to the individuals who were, as at December 31, 2002 or at any time during the financial year, the Chief Executive Officer and all other executive officers of the Corporation whose total salary and bonus during such period exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                        ANNUAL COMPENSATION           ----------------
                                                ----------------------------------    SECURITIES UNDER
                                                                      OTHER ANNUAL      OPTIONS/SARS        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY     BONUS      COMPENSATION        GRANTED          COMPENSATION
---------------------------            ----     ------    ------      ------------    ----------------     ------------
                                                  ($)       ($)            ($)              (#)                 ($)
Kenneth G. Stowe(2)(6)                 2002     240,000   96,000            --            100,000/--            --
President and Chief Executive          2001     225,000   75,000            --            100,000/--            --
 Officer (formerly Chief               2000     225,000   70,000            --                 --/--            --
 Operating Officer)

Jon A. Douglas(3)(6)                   2002     135,000   50,000            --             40,000/--            --
Senior Vice-President and              2001     120,000   25,000            --            100,000/--            --
 Chief Financial Officer               2000          --       --            --                 --/--            --

Maurice Ethier(4)                      2002     140,000   18,275        12,000                 --/--            --
General Manager                        2001     140,000   22,965        13,200                 --/--            --
                                       2000     140,000   10,000        13,200            100,000/--            --

Robin L. Curry(3)(5)                   2002     104,580    9,771         3,958                 --/--            --
Corporate Controller                   2001      96,696   11,031            --                 --/--            --
                                       2000      95,000       --            --             55,000/--            --
-----------------------------------------------------------------------------------------------------------------------

(1)  Amounts reported are in Canadian dollars.

(2) Kenneth G. Stowe was appointed President and Chief Operating Officer of the Corporation on November 2, 1999. On June 8, 2001, Mr. Stowe was appointed Chief Executive Officer of the Corporation. Mr. Stowe no longer serves as Chief Operating Officer of the Corporation.

(3) Jon A. Douglas joined the Corporation in January 2001 and was appointed Senior Vice-President and Chief Financial Officer on June 8, 2001.

(4) Maurice Ethier resides in a dwelling owned by Kemess Mines Ltd., a 100% owned subsidiary of the Corporation, and the fair market rental value is included in "Other Annual Compensation".

(5) Robin L. Curry was appointed Mine Controller in January 2000. On January 2, 2002 she was appointed Corporate Controller.

(6) Bonuses for Mr. Stowe and Mr. Douglas are paid in the first quarter of the year following the year in which they are earned.


STOCK OPTION PLAN/SARS

     Under the Stock Option Plan, the Compensation and Corporate Governance Committee of the board of directors recommends to the board those officers and directors to whom options to purchase common shares should be granted, the number of shares to be placed under option and the price payable upon exercise of the option. In no instance may the exercise price be less than the market price of the common shares at the time the option is granted. Also, options may not be granted for a period longer than 10 years. The board of directors may accept, modify or return for further consideration the Compensation and Corporate Governance Committee's recommendations. As of March 17, 2003, options to purchase 1,520,5000 common shares are outstanding under the Stock Option Plan.

     The following table sets forth details of all stock options to purchase common shares of the Corporation that were granted pursuant to the Stock Option Plan to the Named Executive Officers during the financial year ended December 31, 2002.

       OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

                                             % OF TOTAL                        MARKET VALUE OF
                             SECURITIES      OPTIONS/SARS                        SECURITIES
                               UNDER          GRANTED TO                         UNDERLYING
                            OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR      OPTIONS/SARS ON       EXPIRATION
NAME                          GRANTED       FINANCIAL YEAR     BASE PRICE       DATE OF GRANT           DATE
----                        ------------    --------------    -----------      ---------------       ----------
                                (#)                           ($/SECURITY)       ($/SECURITY)
Kenneth G. Stowe              100,000(1)         52.6%            $1.45              $1.45            05/15/07
Jon A. Douglas                 40,000(1)         21.1%            $1.45              $1.45            05/15/07
Maurice Ethier                    Nil             Nil                --                 --                  --
Robin L. Curry                    Nil             Nil                --                 --                  --


(1) These options are exercisable as follows: 20% of the options vest immediately and 20% vest each year thereafter.

     The following table sets forth, in respect of the Named Executive Officers, details of all options exercised during the financial year ended December 31, 2002 and the values of all outstanding options as at December 31, 2002:


                    AGGREGATE OPTION/SAR EXERCISES DURING THE
 MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

                     SECURITIES                             UNEXERCISED             VALUE OF UNEXERCISED IN-THE-
                      ACQUIRED        AGGREGATE        OPTIONS/SARS AT FY-END        MONEY OPTIONS/SARS AT FY-END
                     ON EXERCISE    VALUE REALIZED               (#)                              ($)
NAME                     (#)             ($)          EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                 -----------    --------------    -------------------------     -----------------------------
Kenneth G. Stowe       50,000          54,000              310,000/140,000                 179,000/50,000
Jon A. Douglas            Nil              --                48,000/92,000                  31,000/48,000
Maurice Ethier         40,000          45,000                   Nil/60,000                     Nil/37,000
Robin L. Curry         11,000          10,000                11,000/33,000                   7,000/20,000

(l) An option is "in-the-money" at December 31, 2002 if the market price of the option on that date exceeds the price of the option. The value of unexercised options at December 31, 2002 is equal to the difference between the market price of the options at December 31, 2002 and the exercise price of the options. Market price for this purpose is $1.51, being the closing price of the common shares on The Toronto Stock Exchange on the last trading day prior to December 31, 2002.

     The Corporation has a share appreciation rights plan (the "SAR Plan"). The purpose of the SAR Plan is to provide incentive compensation, based on the appreciation in issue of common shares of the Corporation, to key employees of the Corporation. The Corporation has not granted any share appreciation rights.


LONG-TERM INCENTIVE PLANS

     The Corporation did not provide any long-term compensation plan awards in the most recently completed financial year.

DEFINED BENEFIT OR ACTUARIAL PLANS

     None of the Named Executive Officers are currently members of the pension plan. The pension plan is currently in the process of being wound up.


TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITIES AND EMPLOYMENT AGREEMENTS

     The Corporation entered into an employment agreement with Kenneth G. Stowe when he joined the Corporation in 1999. The employment agreement provides that Mr. Stowe should receive an initial annual salary of $225,000 (subject to annual adjustments), an initial long-term incentive bonus consisting of 300,000 stock options and further incentive bonuses including an annual bonus of up to 40% of his annual salary. Mr. Stowe may terminate his employment with the Corporation at any time by giving a notice of termination to the Corporation. In the event that Mr. Stowe terminates his employment due to a change of place of his employment, a reduction in his titles, reporting relationships, powers, authorities, duties or responsibilities, a reduction in his salary or a reduction in the value of this other remuneration and benefits, or if his employment is terminated by the Corporation without just cause, Mr. Stowe shall be entitled to receive an aggregate amount equal to the unpaid salary earned by him up to the date of termination and the salary that would have been payable to him for a period of 12 months from the date of termination. In addition, the Corporation shall maintain his benefits for a period of 12 months from the date of termination or pay him an amount equal to the value of such benefits. The employment agreement also provides for group benefits including short-term disability, long-term disability, life insurance and accidental death and dismemberment.

     The Corporation entered into an employment agreement with Jon A. Douglas when he joined the Corporation in 2001. The employment agreement provides that Mr. Douglas should receive an initial annual salary of $120,000 (subject to annual adjustments), an initial long-term incentive bonus consisting of 100,000 stock options and an annual bonus of up to 40% of his annual salary.


REPORT ON EXECUTIVE COMPENSATION

     The compensation policies established by the Corporation to determine compensation of executive officers of the Corporation are intended to be consistent with the Corporation's business plan, strategies and goals. The following general guidelines describe the basis for determining compensation for executive officers of the Corporation:

     (a) compensation packages are designed to attract, retain and motivate executive officers toward the long-term goals of the business;

     (b) executive positions are assessed for relative value of the Corporation, complexity of work and impact on the overall financial performance; and

     (c) competitive compensation for executive positions is reviewed to determine external relativity.

Respectfully submitted by the Compensation and Corporate Governance Committee.

     J. Peter Gordon
     Terrence A. Lyons

COMPENSATION OF DIRECTORS

     Directors of the Corporation unaffiliated with major shareholders or affiliates of the Corporation are entitled to receive an annual retainer of $6,000 per year plus $500 for each board and committee meeting attended. During the financial year of the Corporation ended December 31, 2002, two directors, G. Warren Armstrong and Patrick D. Downey, received cash compensation in the amount of $11,000 and $9,500, respectively. Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending board and committee meetings. During the financial year ended December 31, 2002, B.C. Pacific Capital Corporation, of which Terrence A. Lyons, a director of the Corporation, is the President, was paid $120,000 by the Corporation for management services rendered. This fee represents an allocation of the total compensation paid by B.C. Pacific Capital Corporation to Mr. Lyons, reflecting services he performed for the Corporation.


COMPOSITION OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

     Two members of the Corporation's board of directors, Terrance A. Lyons, the Chairman of the Board, and J. Peter Gordon, served on the Corporation's Compensation and Corporate Governance Committee during the financial year ended December 31, 2002.


PERFORMANCE GRAPH

     The following graph compares the cumulative total return to a shareholder who invested $100 in common shares of the Corporation on December 31, 1997 compared to the TSX 300 Stock Index for the five most recently completed financial years. The share price performance as set out in the graph below does not necessarily indicate future price performance.

                            (PERFORMANCE GRAPH)

                  INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

     None of the directors, executive officers or senior officers of the Corporation, no nominee for election as a director of the Corporation, nor any associate or affiliate of any of the foregoing, is currently or has at any time since the beginning of the Corporation's last completed financial year been indebted to the Corporation or any of its subsidiaries other than Patrick D. Downey whose indebtedness was fully repaid on February 21, 2003.


                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Corporation provides insurance for the benefit of the directors and officers of the Corporation against liability incurred by them in such capacities. The current annual policy limit is Cdn. $50,000,000 and contains a deductible clause of Cdn. $100,000 payable by the Corporation. During the financial year ended December 31, 2002, the Corporation paid an annual premium of Cdn. $25,000 for this insurance.


                              MANAGEMENT CONTRACTS

     The management functions of the Corporation and its subsidiaries are not performed to any substantial degree by any person or company other than the directors and officers of the Corporation or its subsidiaries.


           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

     On March 28, 2002, B.C. Pacific Capital Corporation, of Vancouver, British Columbia, which is an insider of the Corporation, received 6,884,839 common shares and 3,442,420 common share purchase warrants of the Corporation upon the exercise of units of the Corporation it had acquired pursuant to the Corporation issuing to registered holders rights to subscribe for units of the Corporation. Also on March 28, 2002, B.C. Pacific Capital Corporation acquired 5,555,556 common shares and 2,777,778 common share purchase warrants of the Corporation upon the exercise of units of the Corporation it received after exercising the unit special warrants of the Corporation it held. On June 25, 2002, B.C. Pacific Capital Corporation converted all of the Class A preference shares, Series 1 and Class A preference shares, Series 2 of the Corporation that it owned into common shares of the Corporation. As a result of the conversion, 59,602,650 common shares were issued to B.C. Pacific Capital Corporation. After giving effect to each of these transactions, B.C. Pacific Capital Corporation beneficially owned, directly or indirectly, or exercised control or direction over, as of March 17, 2003, 82,540,071 common shares and 6,220,198 common share purchase warrants of the Corporation. Terrence A. Lyons, the Chairman of the Board of the Corporation, is also the President of B.C. Pacific Capital Corporation.

     On February 14, 2003, the Corporation completed the acquisition of a 5% minority interest (the "Kemess Interest") in Kemess Mines Ltd. from Royal Oak Ventures Inc., of Vancouver, British Columbia, which is a "related-party" of the Corporation for securities regulatory purposes. In consideration for the acquisition of the Kemess Interest, the Corporation issued 7,186,000 common shares of the Corporation to Royal Oak Ventures Inc. After acquiring the Kemess Interest, the Corporation now owns 100% of the issued and outstanding shares of Kemess Mines Ltd. Terrence A. Lyons, the Chairman of the Board of the Corporation, is also the Vice President and Chief Financial Officer of Royal Oak Ventures Inc.

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

     To the knowledge of management of the Corporation, except as disclosed above, no director or senior officer of the Corporation, no director or officer of a body corporation that is itself an insider or subsidiary of the Corporation, no nominee for election as a director of the Corporation, no person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation and no associate or affiliate of the foregoing has any material interest, direct or indirect, in any transaction since the beginning of the Corporation's last completed financial year or in any proposed transaction which, in either case, has materially affected or will materially affect the Corporation or any of its subsidiaries.


          INTEREST OF MANAGEMENT AND OTHERS IN MATTERS TO BE ACTED UPON

     To the knowledge of management of the Corporation, other than as described herein, no director or senior officer of the Corporation at any time since the beginning of the last completed financial year of the Corporation, no nominee for election as a director of the Corporation and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.


                                  OTHER MATTERS

     Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.


                             ADDITIONAL INFORMATION

     Additional information relating to the Corporation is included in its 2002 Annual Report which includes the audited financial statements for the year ended December 31, 2002 and the accompanying auditors' report. Copies of the Annual Report, as well as additional copies of this Information Circular, may be obtained upon request from the Corporation at 2050 - 1055 West Georgia Street, Vancouver, British Columbia V6E 3R5.


                              APPROVAL OF DIRECTORS

     The contents and the sending of this Information Circular have been approved by the directors of the Corporation.



                                            /s/ TERRENCE A. LYONS
                                            TERRENCE A. LYONS
                                            CHAIRMAN OF THE BOARD

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                                   SCHEDULE A

                               ORDINARY RESOLUTION
                   AUTHORIZING INCREASE IN NUMBER OF DIRECTORS


     BE IT RESOLVED AS AN ORDINARY RESOLUTION that:

(a)  the number of directors of the Corporation is increased from six to eight;

(b) the board of directors of the Corporation is authorized to revoke this special resolution without further approval of the shareholders of the Corporation at any time before it is accepted for filing; and

(c) any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

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

                                   SCHEDULE B

                               ORDINARY RESOLUTION
                 AUTHORIZATION OF AMENDMENT TO STOCK OPTION PLAN


     BE IT RESOLVED AS AN ORDINARY RESOLUTION that:

(a) the amendment to the Corporation's stock option plan (the "Stock Option Plan") to increase the maximum number of shares issuable under the Stock Option Plan to 9,710,752 common shares of the Corporation is hereby approved, subject to the approval of The Toronto Stock Exchange; and

(b) any one director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute, under the corporate seal of the Corporation or otherwise, deliver and file, for and on behalf of the Corporation, all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

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